Exhibit 99.1

June 29, 2022

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED PROVIDES UPDATE ON FORM 10-K FILING

The Company’s measurement date to determine its filer status with the Securities and Exchange Commission (“SEC”) is September 30th of each year based on the Company’s fiscal year end date of March 31st. On September 30, 2021, the Company’s public float was approximately $76 million which surpassed the SEC’s accelerated filer threshold of $75 million and the Company’s revenues for the most recent fiscal year exceeded $100 million. As a result, the Company’s filer status change from a non-accelerated filer to an accelerated filer effective with the March 31, 2022 Form 10-K (“Form 10-K”).

As an accelerated filer the Company’s Form 10-K was due June 14, 2022. On June 14, 2022, the Company filed a Form NT 10-K with the SEC providing notice of inability to timely file. The Form NT provides relief for the filing to occur on or before the fifteenth calendar day following the prescribed due date. Such relief date is June 29, 2022. Regrettably, the Company is unable to file its Form 10-K today as it is still working on the drafting of the Form 10-K and is concluding the independent audit process, including the additional audit requirements imposed as a result of the Company’s new status as an accelerated filer. The Company expects to file its Form 10-K on or before July 22, 2022.

The Company’s completion of the transaction with Plateplus, Inc, as disclosed with the Form 8-K filed with the SEC on May 2, 2022, coincided with a critical time in the Company’s fiscal year-end financial close and independent audit process. The Company’s accounting and finance staff has focused significant time to complete the transaction and to transition employees and business processes post-closing which has contributed to the late filing of the Form 10-K. Cases of COVID-19 within the accounting and finance staff or their households is an additional contributing factor to the late filing.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman, Decatur, East Chicago and Granite City where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Decatur facility operates a stretcher leveler cut to length line. The Company has an additional coil segment location under construction in Sinton, Texas. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its division Texas Tubular Products.

CONTACT:

Mr. Alex LaRue

Chief Financial Officer, Secretary and Treasurer

(903)758-3431